AGREEMENT

CHE-IL MERCHANT BANKING CORP. (hereinafter referred to as the "first party") and NewState Capital co., Ltd. (f/k/a Dongsuh finance co., Ltd. And hereinafter referred to as the "second party") hereby agree, pursuant to the agreement dated September 17, 1998, to extend the maturity of the bond issued by the second party (Issuer : Dongsuh Finance co., Ltd. : Issue date : July 14, 1997 :
Maturity January 14, 1999 : Registration Sequence : No.17) as set forth below :

1.       Amount : 4,000,000,000 Won.

2. Maturity : To be repaid in installments as per the aforementioned agreement.

3. Interest : To be determined By the first party at the time of interest payment.

4. Payment of Interest : The second party agrees to pay to the first party interest, in advance, for the next three month period, on the 14th day of January, April, July and October of each year, at the interest rate to be calculated in accordance with Article 3 above.

5.       Overdue Interest : To be determined by the first party.

6.       Delivery  of  security : To secure the  compliance  with the  agreement hereof, the second party agrees to deliver to the first party a promissory note (together with certification necessary for bank transaction) in the principal amount as set forth in Article 1 above.

7.       Miscellaneous :

(1) All other matters that are not specifically provided in this Agreement shall be resolved in accordance with the custom of trade.

(2) This Agreement shall be executed in duplicate, each of which shall be kept by each party.

Dated : January 14, 1999

The First Party : Che-Il Merchant Banking Corp.
             By : Tae Byung Chae, Receiver
                  (Corporate seal affixed)

The Second Party : NewState Capital Co., Ltd.
                   826-24  Yoksam-dong
                   Kangnam- Gu, Seoul
              By : Noh Bok Huh, President
                  (corporate seal affixed)